Exhibit 99.1
MDC PARTNERS INC.
SCHEDULE OF REPORTING COMPANIES
MDC maintains a majority or 100% ownership position in substantially all of its operating partner companies, with management of the partner companies owning the remaining equity.  MDC generally has rights to increase its ownership of non-wholly owned subsidiaries to 100% over a defined period of time. Below are the companies reflecting our reporting structure.

	Year of Initial
Company	Investment	Locations
Integrated Agencies Network:
Constellation:
72andSunny	2010	Los Angeles, New York, Netherlands, Australia, Singapore
Crispin Porter + Bogusky	2001	Boulder, UK, Brazil
Instrument	2018	Portland, New York, Los Angeles

Anomaly Alliance:
Anomaly	2011	New York, Los Angeles, Netherlands, Canada, UK, China, Germany
Concentric Partners	2011	New York, UK
Hunter	2014	New York, UK, Los Angeles
Mono Advertising	2004	Minneapolis
Relevent	2010	New York
Y Media Labs	2015	Redwood City, New York, India, Indianapolis, Atlanta

Doner Network:
6degrees Communications	1993	Canada
Doner	2012	Detroit, Los Angeles, Norwalk, Pittsburgh
HL Group Partners	2007	New York, Los Angeles
KWT Global	2010	New York, UK, Canada
Union	2013	Canada
Veritas	1993	Canada
Yamamoto	2000	Minneapolis, Chicago

Colle Network:
Colle McVoy	1999	Minneapolis

Media & Data:
Gale Partners	2014	Canada, New York, India, Singapore
Kenna	2010	Canada
MDC Media Partners	2010	New York, Los Angeles, Detroit, Austin
Northstar Research Partners	1998	Canada, New York, UK

All Other:
Allison & Partners	2010	San Francisco, Los Angeles, New York and other US Locations, China, Singapore, Thailand, UK, Japan, Germany
Bruce Mau Design	2004	Canada, New York, UK
Forsman & Bodenfors	2016	Sweden, New York, Canada, China, Singapore
Hello Design	2004	Los Angeles
TEAM	2010	Ft. Lauderdale
Vitro	2004	San Diego, Austin